[DYCOM LOGO]

                              N E W S  R E L E A S E
                              -------  -------------


FOR IMMEDIATE RELEASE         Contact:  Steven E. Nielsen, President and CEO
---------------------                   Richard L. Dunn, Senior Vice President
                                                and CFO

                                        (561) 627-7171


Palm Beach Gardens, Florida                                     November 6, 2003



               DYCOM TO ACQUIRE SUBSTANTIALLY ALL OF THE ASSETS OF
                     FIRST SOUTH UTILITY CONSTRUCTION, INC.

PALM BEACH GARDENS, FLORIDA (November 6, 2003) - DYCOM INDUSTRIES, INC. (NYSE:
DY) announced today that it has entered into an asset purchase agreement with First South Utility Construction, Inc. pursuant to which it will purchase substantially all of First South's assets, and assume certain liabilities associated with these assets, for $50 million in cash and newly-issued Dycom common stock with a value of $4 million. The completion of the purchase is subject to certain customary closing conditions, including termination of the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Dycom expects the purchase will be consummated in the first week of December 2003.

First South, based in Greensboro, North Carolina, provides outside plant construction, design and engineering services for telecommunication providers throughout the eastern United States.

Dycom has scheduled a conference call for Tuesday, November 25, 2003, at 9:00 a.m. (ET) to review the Company's fiscal 2004 first quarter results and discuss this acquisition. To participate in the conference call, dial 888-428-4479 (United States) or 651-291-5254 (International) ten minutes before the conference call begins and ask for the "Dycom Earnings" conference call. A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http://www.dycomind.com until Wednesday, December 24, 2003.

                                      *****
Dycom is a leading provider of engineering, construction, and maintenance services to telecommunication providers throughout the United States. Additionally, the Company provides similar services related to the installation of integrated voice, data, and video local and wide area networks within office buildings and similar structures. Dycom also provides underground utility locating and mapping and electric utility construction services. Visit our website at http://www.dycomind.com for additional corporate information.




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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company's expectations for revenues and earnings per share. These statements are based on management's current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the anticipated outcome of contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release.




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